UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

March 15, 2016
Date of Report (Date of earliest event reported)

CIBER, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-13103	38-2046833
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

6312 South Fiddler’s Green Circle, Suite 600E
Greenwood Village, Colorado, 80111
(Address of principal executive offices) (Zip code)

(303) 220-0100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2016, Ciber, Inc. (the “Company”) announced that Stephen Kurtz has resigned from the Company’s Board of Directors, effective March 15, 2016. Mr. Kurtz served as a Class II director, with a term scheduled to expire at the Company’s 2017 Annual Meeting of Shareholders. In notifying the Company of his decision to resign, Mr. Kurtz indicated that his decision to resign was not due to a disagreement with the Company regarding its operations, policies or practices. The Company expects to fill the vacancies created by the departures of Mr. Kurtz and Jean-Francois Heitz with independent directors. As previously reported to the Securities and Exchange Commission on a Current Report on Form 8-K, Mr. Heitz, a Class I director, is not standing for reelection at the Company’s 2016 Annual Meeting of Shareholders.

The Company entered into a Director Resignation and General Release Agreement, dated March 15, 2016, with Mr. Kurtz (the “Resignation Agreement”) pursuant to which, among other things, the Company has agreed to pay Mr. Kurtz $335,000 in respect of his service as a member of the Board of Directors, to pay for Mr. Kurtz’s current health benefits for 18 months from March 15, 2016, and to pay the 2017 annual premium for the long-term care policy for Mr. Kurtz and his spouse, as currently in effect. The Resignation Agreement also provides for a mutual release of claims between Mr. Kurtz and the Company and its affiliates.  The foregoing description of the Resignation Agreement is qualified in its entirety by reference to the full text of the Resignation Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Director Resignation and General Release Agreement by and between Stephen Kurtz and Ciber, Inc., dated March 15, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciber, Inc.

Date: March 17, 2016	By:	/s/ M. Sean Radcliffe
M. Sean Radcliffe
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description of the Exhibit
10.1	Director Resignation and General Release Agreement by and between Stephen Kurtz and Ciber, Inc., dated March 15, 2016.